Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                           September 24, 2015

Tandy Leather Factory Announces Credit Facilities With Bank of Texas

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) today announced an agreement with BOKF, N.A. dba Bank of Texas (“BOKF”) for a $6,000,000 revolving credit facility.  This credit facility replaced the Company’s prior line of credit with JPMorgan Chase Bank, N.A.  The new agreement expires in September 2017.  Further, BOKF is providing a line of credit facility of up to $10 million for the purpose of repurchasing the Company’s common stock.

The $6 million revolving credit facility is secured by the Company’s inventory.  The $10 million facility is secured by a Deed of Trust on the Company’s corporate headquarters. Amounts drawn under either facility accrue interest at LIBOR plus 1.85%.  No proceeds were drawn on either line of credit upon closing.  There are no unused line fees associated with either facility.

Jon Thompson, CEO and President of Tandy Leather Factory, Inc. explained, “Bank of Texas has been a solid partner of ours for several years and we appreciate the opportunity to expand that relationship as they have a great local team.  We are not eliminating our relationship with JPMorgan Chase Bank as we rely on their expertise and capabilities internationally.  They will continue to be valuable partner.”

Shannon L. Greene, CFO and Treasurer, added, “Bank of Texas offered us a lower interest rate than what we had with JPMorgan Chase and doesn’t require unused line fees, which was an important factor as we considered our options.”

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 28 Leather Factory stores, located in 19 states and 3 Canadian provinces, 82 Tandy Leather retail stores, located in 36 states and 6 Canadian provinces, and three combination wholesale/retail stores located in the United Kingdom, Australia, and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Shannon L. Greene, Tandy Leather Factory, Inc.	(817) 872-3200 or shannon.greene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.